UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 18, 2011

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02.  Results of Operations and Financial Condition

On April 18, 2011, registrant issued a press release entitled “Halliburton Announces First Quarter Earnings of $0.61 Per Diluted Share Excluding Impact of Libya Reserve”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER EARNINGS
OF $0.61 PER DILUTED SHARE EXCLUDING IMPACT OF LIBYA RESERVE
Reported net income of $0.56 per diluted share

HOUSTON, Texas – Halliburton (NYSE:HAL) announced today that net income for the first quarter of 2011 was $557 million, or $0.61 per diluted share, excluding the Libya  charge of $46 million, after-tax, or $0.05 per diluted share, related primarily to reserving certain assets as a result of recent political sanctions. This charge does not include the operating losses incurred in Libya during the first quarter. Reported net income for the first quarter of 2011 was $511 million, or $0.56 per diluted share. This compares to net income for the first quarter of 2010 of $206 million, or $0.23 per diluted share. The first quarter of 2010 results were negatively impacted by $41 million, or $0.05 per diluted share, associated with the devaluation of the Venezuelan Bolívar Fuerte.

Halliburton’s consolidated revenue in the first quarter of 2011 was $5.3 billion, compared to $3.8 billion in the first quarter of 2010. Consolidated operating income was $814 million in the first quarter of 2011, compared to $449 million in the first quarter of 2010. These increases were attributable to increased activity in United States land, as the unabated shift to unconventional oil and liquids-rich basins more than offset geopolitical issues in North Africa and the ongoing effects of the suspension of deepwater activity in the Gulf of Mexico.

“I am extremely pleased with our Q1 results, as overall revenue in the first quarter set a company record of $5.3 billion. North America delivered strong performance as margins progressed due to increased activity while Eastern Hemisphere operating income was significantly impacted by geopolitical events in North Africa, delays in Iraq, and typical seasonality,” said Dave Lesar, chairman, president and chief executive officer.

“In North America, rig activity increased 2% from the prior quarter, while revenue and operating income grew 13% and 16%, respectively. This is a result of our continued strategic investment in oil and liquids-rich growth areas where service intensity continues to grow.

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Halliburton/Page 2

“Service intensity in oil and liquids-rich basins is increasing due to the demand for tailored solutions that require more complex fluid chemistry, longer laterals, higher proppant volumes, and strategic placement of frac stages. Going forward, we believe this structural shift will continue through 2011, further increasing demand for our services.

“We have been confident about the robust outlook in North America, and the prospect of higher activity in the coming quarters has made us more bullish in the strength of our business in 2011 and beyond. We believe our unique technologies and operational footprint will allow us to enhance our leadership position and provide opportunities for margin expansion.

“International revenue decreased 9% from the prior quarter and operating income declined by $252 million. The decline was primarily driven by approximately $110 million in weather related issues and the typical seasonal slowdowns of software and direct sales, approximately $105 million from political unrest and other disruptions in North Africa, including asset reserves for Libya, and approximately $20 million for project delays due to customers’ logistical challenges in Iraq.

“We expect our Eastern Hemisphere margins to improve in the second quarter but they will continue to be impacted by the situation in Libya and by competitive pricing. As activity accelerates during the second half of the year, we anticipate margins will return to the levels seen in 2010. In North Africa, we expect that Libya will continue to be challenged while Egypt appears to be returning to prior activity levels. In Iraq, our delayed integrated drilling projects are now scheduled to begin in the second or third quarter of this year. We remain very optimistic about this market and expect to be profitable in 2011.

“We continue to commercialize core technologies, win key contracts, and make the necessary investments to ensure that we gain momentum as the industry enters the projected upcycle. We remain focused on global growth markets including deepwater, unconventional resources, and mature fields. We have made progress on this strategy, as evidenced by a number of recent contract awards. We believe our superior execution in these markets will deliver unique growth opportunities and position us to continue to deliver superior shareholder returns,” concluded Lesar.

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Halliburton/Page 3

2011 First Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the first quarter of 2011 was $3.2 billion, an increase of $1.2 billion, or 62%, from the first quarter of 2010. The continued growth in activity in United States land accounted for the majority of this increase.

C&P operating income in the first quarter of 2011 was $660 million, an increase of $422 million, or 177%, over the first quarter of 2010. Excluding the impact of the charge for Libya, C&P operating income improved $458 million, or 192%, from the prior year quarter. North America C&P operating income increased $477 million compared to the first quarter of 2010, primarily due to increased demand and improved pricing. Latin America C&P operating income increased $7 million, as lower activity in Mexico was offset by higher activity and improved pricing for production enhancement services in Argentina and higher cementing activity in Colombia. Europe/Africa/CIS C&P operating income was negatively impacted by activity disruptions caused by geopolitical issues in North Africa and project delays in Kazakhstan. Middle East/Asia C&P operating income increased $3 million as higher demand for completion tools and production enhancement services in Malaysia and China was partially offset by startup costs in Iraq.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the first quarter of 2011 was $2.1 billion, an increase of $313 million, or 17%, from the first quarter of 2010 due to higher activity in the Western Hemisphere and the commencement of work in Iraq.

D&E operating income in the first quarter of 2011 was $230 million, a decrease of $40 million, or 15%, from the first quarter of 2010. Excluding the impact of the charge for Libya, D&E operating income decreased $17 million, or 6%, from the prior year quarter. North America D&E operating income increased $25 million compared to the first quarter of 2010, as higher drilling activity in United States land offset the decline in the Gulf of Mexico. Latin America D&E operating income increased $23 million, primarily due to Mexico and Venezuela. Europe/Africa/CIS D&E operating income was negatively impacted due to activity disruptions caused by geopolitical issues in North Africa and lower drilling activity in the North Sea. Middle East/Asia D&E operating income decreased $19 million, primarily due to higher costs in Saudi Arabia and certain locations in Asia Pacific and startup costs in Iraq.

Corporate and Other
During the first quarter of 2011, Halliburton spent approximately $11 million on strategic projects aimed at improving Halliburton’s business model, which include lowering service delivery costs in North America and repositioning supply chain, manufacturing, and technology infrastructure to support projected international growth. While the level of investment was tempered in the first quarter due to activity declines in the Eastern Hemisphere, Halliburton expects to continue funding this effort throughout 2011.

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Halliburton/Page 4

Significant Recent Events and Achievements

•
Halliburton has the broadest portfolio of high-pressure and high-temperature (HP/HT) tools in the industry. Recent contract wins which expand Halliburton’s market position in offshore HP/HT environments include the following:

o
Halliburton was awarded several contracts by Statoil to provide services for two HP/HT fields offshore Norway. Halliburton estimates that these significant multi-year awards have the potential to exceed more than $200 million in value. Under these contracts, Halliburton will provide directional drilling, logging-while-drilling, cementing, drilling fluids, and completion equipment and services. Drilling is scheduled to begin in the third quarter of 2011.

o
Halliburton was awarded several contracts for equipment and services on two offshore blocks in the South China Sea. This is the first ultra-HP/HT oil and gas drilling project in Asia. This project will push existing technology limits, with required equipment specifications at 250°C and 15,000 psi. Under these contracts, Halliburton will provide several ultra-HP/HT technologies for drilling, completions, cementing, and testing, including two industry-first technologies. The exploration campaign calls for two firm wells and one potential well. Drilling is scheduled to start in the third quarter of 2011.

o
Halliburton was awarded a $120 million, three-year contract extension by Chevron Thailand for directional drilling, measurement-while-drilling, and logging-while-drilling services for its ongoing offshore developments in the Gulf of Thailand. The majority of the wells that Halliburton's Sperry Drilling product service line will service are high temperature wells that exceed 150°C (302°F), with some exceeding 200°C (392°F).

•
Halliburton has been awarded a contract by Statoil to provide integrated drilling and well services in offshore Norway with options up to eight years in duration with extended scope and activity. Under the first phase of the contract, Halliburton will provide directional drilling services, logging- and measurement-while-drilling services, surface data logging, drill bits, hole enlargement and coring services, cementing and pumping services, drilling and completion fluids, completion services – including multilateral junctions, SmartWell® completion systems and VersaFlex® expandable liner hangers – and project management. This is the first time Statoil has awarded an integrated well services contract in Norway, which includes project management by Halliburton, with the intent to increase efficiency and reduce development costs.

•
Halliburton was awarded a contract by Exxon Mobil Iraq Limited to provide drilling services for 15 wells in the West Qurna (Phase I) oil field located in southern Iraq. This is in addition to work awarded in this field by the same customer in 2010. Under this contract, Halliburton will provide a complete range of well construction services, utilizing three drilling rigs to deliver the wells.

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Halliburton/Page 5

•
As reported in the Oil and Gas Journal, Halliburton received the No. 1 overall ranking and was named the most sustainable oil/gas full service engineering company by Management and Excellence, a sustainability rating firm. Halliburton earned an AAA ranking through demonstrating quantifiable performance and risk reduction in areas such as energy consumption, earnings per share, and debt. Further, Halliburton was named “Best in Class” among all oil and gas service companies in corporate governance, sustainable management, emissions reductions, and executive remuneration effectiveness. Halliburton’s score registered at 90.4 out of 100 possible points, a 26% increase from the last survey performed in 2009.

•
Halliburton announced its plan to build a 200,000-square-foot manufacturing facility in Lafayette, Louisiana. The facility is expected to produce complex machined components for oilfield service operations with state-of-the-art manufacturing equipment, and will support the fast-growing needs of the Western Hemisphere oil and gas industry, including the shale markets. Construction on the new facility is scheduled to begin by July 2011 and to be completed in early 2012.

•
Landmark Software and Services, a Halliburton product service line, announced that leading Brazilian exploration and production company, OGX Oil and Gas, will migrate all users of geophysical and geological software applications to the Landmark DecisionSpace® Desktop system. OGX explored and tested the capabilities of the DecisionSpace Desktop technology as part of a Landmark pre-release program launched in early 2010. OGX determined that the software suite greatly enhanced its workflow capabilities with significant improvements in productivity.

•
Halliburton announced that it has integrated the drilling capabilities of several product service lines to deliver significant drilling performance gains and save operators millions of dollars in well costs. Halliburton's Optimized Drilling Performance™ approach includes the delivery of a proprietary engineering workflow, an integrated suite of drilling applications that sit on the DecisionSpace® InSite® global infrastructure, and localized, cross-functional teams. Optimized Drilling Performance has already improved production rates and saved thousands of days in drilling time in all of the major basins globally, both in deepwater and on land.

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Halliburton/Page 6

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry. With over 60,000 employees in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s Web site at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation and investigations; actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, and foreign exchange rates and controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s Form 10-K for the year ended December 31, 2010, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton’s business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31			December 31
	2011	2010		2010
Revenue:
Completion and Production	$3,172	$1,964		$2,985
Drilling and Evaluation	2,110	1,797		2,175
Total revenue	$5,282	$3,761		$5,160
Operating income:
Completion and Production	$660	$238		$688
Drilling and Evaluation	230	270		354
Corporate and other	(76)	(59)		(62)
Total operating income	814	449		980
Interest expense, net of interest income of $1, $3, and $2	(69)	(76)		(69)
Other, net	(4)	(40	)(a)	(1)
Income from continuing operations before income taxes	741	333		910
Provision for income taxes	(229)	(121	)(b)	(283)
Income from continuing operations	512	212		627
Loss from discontinued operations, net	(1)	(5)		(20	)(c)
Net income	$511	$207		$607
Noncontrolling interest in net income of subsidiaries	–	(1)		(2)
Net income attributable to company	$511	$206		$605
Amounts attributable to company shareholders:
Income from continuing operations	$512	$211		$625
Loss from discontinued operations, net	(1)	(5)		(20	)(c)
Net income attributable to company	$511	$206		$605
Basic income per share attributable to company
shareholders:
Income from continuing operations	$0.56	$0.23		$0.69
Loss from discontinued operations, net	–	–		(0.02	)(c)
Net income per share	$0.56	$0.23		$0.67
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$0.56	$0.23		$0.68
Loss from discontinued operations, net	–	–		(0.02	)(c)
Net income per share	$0.56	$0.23		$0.66
Basic weighted average common shares outstanding	914	905		910
Diluted weighted average common shares outstanding	919	908		915

(a)	Includes, among other items, a $31 million non-tax deductible, foreign currency loss associated with the devaluation of the Venezuelan Bolívar Fuerte.
(b)
Includes, among other items, $10 million of additional tax expense for local Venezuelan income tax purposes as a result of a taxable gain created by the devaluation of the Bolívar Fuerte on Halliburton’s net United States dollar-denominated monetary assets and liabilities in Venezuela.

(c)	Includes, among other items, a charge of $17 million, after-tax, related to an indemnity payment on behalf of KBR for a settlement agreement reached with the Federal Government of Nigeria.

See Footnote Table 1 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2011	2010
Assets
Current assets:
Cash and equivalents	$1,030	$1,398
Receivables, net	4,132	3,924
Inventories, net	2,099	1,940
Investments in marketable securities	852	653
Other current assets	915	971
Total current assets	9,028	8,886

Property, plant, and equipment, net	7,248	6,842
Goodwill	1,323	1,315
Other assets	1,391	1,254
Total assets	$18,990	$18,297

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,372	$1,139
Accrued employee compensation and benefits	637	716
Other current liabilities	910	902
Total current liabilities	2,919	2,757

Long-term debt	3,824	3,824
Other liabilities	1,307	1,329
Total liabilities	8,050	7,910

Company’s shareholders’ equity	10,924	10,373
Noncontrolling interest in consolidated subsidiaries	16	14
Total shareholders’ equity	10,940	10,387
Total liabilities and shareholders’ equity	$18,990	$18,297

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
Cash flows from operating activities:
Net income	$511	$207
Adjustments to reconcile net income to net cash from operations:
Depreciation, depletion, and amortization	320	261
Payments related to KBR TSKJ matters	–	(47)
Other, primarily working capital	(266)	(104)
Total cash flows from operating activities	565	317

Cash flows from investing activities:
Capital expenditures	(704)	(404)
Purchases of marketable securities	(501)	(500)
Sales of marketable securities	300	–
Other	(12)	(66)
Total cash flows from investing activities	(917)	(970)

Cash flows from financing activities:
Payments of dividends to shareholders	(82)	(81)
Other	73	44
Total cash flows from financing activities	(9)	(37)

Effect of exchange rate changes on cash	(7)	(9)
(Decrease) in cash and equivalents	(368)	(699)
Cash and equivalents at beginning of period	1,398	2,082
Cash and equivalents at end of period	$1,030	$1,383

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue by geographic region:	2011	2010	2010
Completion and Production:
North America	$2,221	$1,125	$1,918
Latin America	240	202	217
Europe/Africa/CIS	401	385	516
Middle East/Asia	310	252	334
Total	3,172	1,964	2,985
Drilling and Evaluation:
North America	761	579	713
Latin America	372	293	382
Europe/Africa/CIS	510	535	550
Middle East/Asia	467	390	530
Total	2,110	1,797	2,175
Total revenue by region:
North America	2,982	1,704	2,631
Latin America	612	495	599
Europe/Africa/CIS	911	920	1,066
Middle East/Asia	777	642	864

Operating income (loss) by geographic region
(excluding Corporate and other):
Completion and Production:
North America	$614	$137	$518
Latin America	36	29	24
Europe/Africa/CIS	(26)	39	94
Middle East/Asia	36	33	52
Total	660	238	688
Drilling and Evaluation:
North America	118	93	114
Latin America	40	17	54
Europe/Africa/CIS	22	91	73
Middle East/Asia	50	69	113
Total	230	270	354
Total operating income (loss) by region:
North America	732	230	632
Latin America	76	46	78
Europe/Africa/CIS	(4)	130	167
Middle East/Asia	86	102	165

See Footnote Table 1 for a list of significant items included in operating income.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2011		March 31, 2010		December 31, 2010
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Completion and Production:
Europe/Africa/CIS
Libya reserve	$(36)	$(0.03)	$–	$–	$–	$–
Drilling and Evaluation:
Europe/Africa/CIS
Libya reserve	(23)	(0.02)	–	–	–	–

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Adjusted Operating Income Excluding Libya Reserve
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31			December 31
Adjusted operating income by geographic region: (a) (b)	2011		2010	2010
Completion and Production:
North America	$614		$137	$518
Latin America	36		29	24
Europe/Africa/CIS	10		39	94
Middle East/Asia	36		33	52
Total	696		238	688
Drilling and Evaluation:
North America	118		93	114
Latin America	40		17	54
Europe/Africa/CIS	45		91	73
Middle East/Asia	50		69	113
Total	253		270	354
Adjusted operating income by region:
North America	732		230	632
Latin America	76		46	78
Europe/Africa/CIS	55		130	167
Middle East/Asia	86		102	165
Corporate and other	(76	)(c)	(59)	(62)
Total adjusted consolidated operating income	873		449	980

(a)
Management believes that operating income adjusted for a  charge to recognize doubtful accounts receivable with the Libyan national oil companies and inventory that we believe has been compromised in the unrest is useful to investors to assess and understand operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the excluded item to be outside of the Company’s normal operating results. Management analyzes operating income without the impact of the Libya reserve as an indicator of ongoing operating performance, to identify underlying trends in the business, and to establish segment and region operational goals. The adjustment removes the effect of the expense.

(b)	Adjusted operating income for each segment and region is calculated as: “Operating income” less “Items Included in Operating Income.”
(c)
“Corporate and other” includes $11 million of expense associated with strategic investments in the Company’s business model to lower service delivery costs in North America and reposition supply chain, manufacturing, and technology infrastructure to support projected international growth.

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FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of As Reported Results to Adjusted Results
(Millions of dollars)
(Unaudited)

Three Months Ended
March 31, 2011

As reported net income attributable to company	$511
Libya reserve, net of tax (a)	46
Adjusted net income attributable to company (a)	$557

As reported diluted weighted average common shares outstanding	919

As reported net income per diluted share (b)	$0.56
Adjusted net income per diluted share (b)	$0.61

(a)
Management believes that net income adjusted for a  charge to recognize doubtful accounts receivable with the Libyan national oil companies and inventory that we believe has been compromised in the unrest is useful to investors to assess and understand operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the excluded item to be outside of the Company’s normal operating results. Management analyzes net income without the impact of the Libya reserve as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustment removes the effect of the expense. Adjusted net income is calculated as: “As reported net income attributable to company” plus “Libya reserve, net of tax.”

(b)
As reported net income per diluted share is calculated as: “As reported net income attributable to company” divided by “As reported diluted weighted average common shares outstanding.” Adjusted net income per diluted share is calculated as: “Adjusted net income attributable to company” divided by “As reported diluted weighted average common shares outstanding.”

FOOTNOTE TABLE 4

HALLIBURTON COMPANY
Adjusted International Operating Income and Margin Excluding Libya Reserve
(Millions of dollars)
(Unaudited)

Three Months Ended
March 31, 2011

As reported operating income (loss) by geographic region:
Latin America	$76
Europe/Africa/CIS	(4)
Middle East/Asia	86
International operating income	$158
Libya reserve (a)	59
Adjusted international operating income (a)	$217

As reported revenue by geographic region:
Latin America	$612
Europe/Africa/CIS	911
Middle East/Asia	777
As reported international revenue	$2,300

Adjusted international operating margin (a) (b)	9%

(a)
Management believes that international operating income and margin adjusted for a charge to recognize doubtful accounts receivable with the Libyan national oil companies and inventory that we believe has been compromised in the unrest is useful to investors to assess and understand operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the excluded item to be outside of the Company’s normal operating results. Management analyzes international operating income and margin without the impact of the Libya reserve as an indicator of ongoing performance, to identify trends in the business, and to establish regional operational goals. The adjustment removes the effect of the expense.

(b)	Adjusted international operating margin is calculated as: “Adjusted international operating income” divided by “As reported international revenue.”

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Conference Call Details
Halliburton (NYSE:HAL) will host a conference call on Monday, April 18, 2011, to discuss the first quarter 2011 financial results.  The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Halliburton’s first quarter press release will be posted on the Halliburton Web site at www.halliburton.com. Please visit the Web site to listen to the call live via webcast. In addition, you may participate in the call by telephone at (703) 639-1306. A passcode is not required. Attendees should log-in to the webcast or dial-in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s Web site for seven days following the call. Also, a replay may be accessed by telephone at (703) 925-2533, passcode 1509760.

###

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: April 19, 2011	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary